As filed with the Securities and Exchange Commission on June 27, 2008
Registration No.
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QIAO XING MOBILE COMMUNICATION CO., LTD.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

British Virgin Islands
(State or other jurisdiction of incorporation or organization)

Not Applicable
(I.R.S. Employer Identification No.)

10th Floor CEC Building
6 Zhongguancun South Street
Beijing 100086
People’s Republic of China
(86-10) 6250-1728
(Address and telephone number of registrant’s principal executive offices)

CT Corporation System
111 English Avenue
New York, New York 10011
(212) 664-1666
(Name, address, and telephone number of agent for service)

Copies of all communications to:
Alan Seem
Shearman & Sterling LLP
12th Floor, East Tower, Twin Towers
B-12 Jianguomenwai Dajie
Beijing, 100022
Telephone: (86-10) 5922-8000
Facsimile: (86-10) 6563-6000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering	Aggregate	Amount of
Securities to be Registered	Registered(1)	Price per Share	Offering Price(3)	Registration Fee(3)
Ordinary Shares, without par value	15,615,747 shares(2)	$7.75(3)	$121,022,039	$4,756

(1)	Pursuant to Rule 416, this Registration Statement covers any additional ordinary shares (“Shares”) which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.
(2)	Represents the aggregate of:

•	12,247,645 shares, being 130% of 9,421,265 ordinary shares issuable upon conversion in aggregate principal amount of $70,000,000 of our 4.0% Convertible Notes issued by us to DKR SoundShore Oasis Holding Fund Ltd. and CEDAR DKR Holding Fund Ltd. as of June 26, 2008;

•	2,143,337 shares, being 130% of 1,648,721 ordinary shares issuable upon exercise of certain warrants issued to DKR SoundShore Oasis Holding Fund Ltd. and CEDAR DKR Holding Fund Ltd. as of June 26, 2008; and

•	1,224,765 shares, being 130% of 942,127 ordinary shares of issuable upon exercise of certain warrants issued to Worldwide Gateway Co., Ltd., a consultant of Qiao Xing Mobile Communication Co., Ltd. in connection with the issuance of the convertible notes and warrants as of June 26, 2008.

(3)	Estimated solely for the purpose of computing the amount of the registration fee under Rule 457(i) of the Securities Act of 1933, as amended, or the Securities Act, based on the maximum aggregate offering price of the ordinary shares to be issued in connection with the exercise of the conversion right of the convertible notes and the warrants, which is estimated to be approximately $121.0 million.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 27, 2008

PROSPECTUS

QIAO XING MOBILE COMMUNICATION CO., LTD.

15,615,747 ORDINARY SHARES

We issued $70,000,000 aggregate principal amount of 4.0% senior convertible notes as well as warrants to purchase 1,648,721 of our ordinary shares in a private placement in May 2008 to DKR SoundShore Oasis Holding Fund Ltd. and CEDAR DKR Holding Fund Ltd. We also issued warrants to purchase 942,127 ordinary shares to Worldwide Gateway Co., Ltd., our placement agent for such private placement. This prospectus will be used by selling shareholders to sell all or part of the shares they receive through the exercise of the conversion right for their convertible notes and warrants.

We will not receive any proceeds from these sales. The shareholders selling the ordinary shares in this offering will receive all of the proceeds from their sale, minus any commissions or expenses they incur, but we may receive up to $23,084,456 from the exercise, if any, of warrants by the selling shareholders. We will bear all of the costs and expenses of registering the shares under the federal and state securities laws. These total costs and expenses are estimated to be $85,756.

Our ordinary shares are listed on the New York Stock Exchange under the symbol “QXM”. On June 24, 2008, the last reported sale price of our ordinary shares was $5.18 per share.

Investing in our ordinary shares involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our ordinary shares in “Risk factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          2008.

You should only rely on the information contained in or incorporated by reference into this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. We and the selling shareholders are offering to sell, and seeking offers to buy, our ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf process, we or any selling shareholder may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we or any selling shareholder sell securities pursuant to the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless otherwise indicated, references in this prospectus to:

•	“Cedar Fund” are to CEDAR DKR Holding Fund Ltd.;

•	“China” or the “PRC” are to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•	“EMS” are to electronic manufacturing services, a general term used to describe the services provided by companies that design, test, manufacture, distribute and provide return and repair services for electronic components and assemblies for original equipment manufacturers;

•	“GSM” are to Global System for Mobile Communications, a digital cellular phone technology based on time division multiple access;

•	“RMB” and “Renminbi” are to the legal currency of China;

•	“SMT” are to Surface Mount Technology, a space saving technique whereby special leadless components are soldered onto the surface of a printed circuit board;

•	“SoundShore Fund” are to DKR SoundShore Oasis Holding Fund Ltd.;

•	“US$,” “$,” and “U.S. dollars” are to the legal currency of the United States.

Unless the context indicates otherwise, “we,” “us,” “our company” and “our” refer to Qiao Xing Mobile Communication Co., Ltd., its predecessor entities, including, for periods prior to February 8, 2003, CEC Telecom Co., Ltd., or CECT, and their consolidated subsidiaries, and, “selling shareholders” refer to Cedar Fund, SoundShore Fund and Worldwide Gateway Co., Ltd.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that relate to our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995 and relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “aim,” “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “is/are likely to,” “may,” “plan,” “potential,” “will” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•	our expectations regarding the market for mobile handsets;

•	our expectations regarding the continued growth of the mobile communications industry;

•	our expectations with respect to advancements in our technologies;

•	our beliefs regarding the competitiveness of our mobile handset products;

•	our expectations regarding the expansion of our manufacturing capacity;

•	our expectations with respect to increased revenue growth and our ability to achieve profitability resulting from increases in our production volumes;

•	our future business development, results of operations and financial condition; and

•	competition from other manufacturers of mobile handsets.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents incorporated by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

OUR COMPANY

We are one of the leading domestic manufacturers of mobile handsets in China in terms of unit sales volume. We manufacture and sell mobile handsets based primarily on GSM global cellular technologies. We operate our business primarily through CECT, our 96.6%-owned subsidiary in China. Our products have been primarily sold under the “CECT” brand name and we recently launched the “VEVA” brand name in May 2008.

We develop, produce and market a wide range of mobile handsets, with increasing focus on differentiated products that generally generate higher profit margins. We sold approximately 2.26 million and 3.82 million handset products in 2006 and 2007, respectively. The average selling price of our handsets was RMB1,094 in 2006 and RMB816 in 2007.

Our in-house handset development teams are based in our two research and development centers in Beijing and Huizhou. Our Beijing research center focuses on developing higher-end and differentiated products, while our Huizhou research center concentrates on developing handsets targeted at the mid-range and economy markets based on existing technologies. Our in-house research and development teams developed a number of handset designs and certain technologies used in producing our handsets, such as mobile phone application software, user-friendly product interfaces and printed circuit board designs, including baseband designs and radio frequency circuit designs, that contribute to our ability to produce differentiated handsets. We also source certain software and hardware designs used in producing our handsets from third-party designers to complement our in-house development capabilities.

We currently have one main handset manufacturing facility in Huizhou City, Guangdong Province, China. This facility is equipped with three SMT lines and seven assembly and testing lines. We historically outsourced and continue to outsource the manufacturing of a substantial portion of our products to EMS providers. We produced approximately 0.61 million units in our Huizhou facility in 2006 and 0.56 million units in 2007. We sourced approximately 1.60 million units in 2006 and 3.33 million units in 2007 through EMS providers. To reduce our reliance on third-party suppliers, in January 2008, we completed the construction of a new manufacturing facility in Huizhou to produce molds, cast components and other handset parts.

Of the net proceeds of $132.6 million that we received from the initial public offering of our ordinary shares in May 2007, we had previously allocated $20.0 million to be used for the purchase of equipment for a new handset manufacturing facility in Huizhou, as disclosed in the final prospectus dated May 2, 2007 in respect of the initial public offering of our ordinary shares. However, on April 18, 2008, our board of directors approved the reallocation of $18.0 million to fund our working capital requirements. The remaining $2.0 million will continue to be used for the purchase of equipment for the set up of our new facility that is engaged in the production of molds, cast components and other handsets parts.

Substantially all of our products are sold in China. We sell our products primarily to our national distributors, provincial distributors, TV direct sales distributors and Internet distributors, which resell our products to end customers either directly or through their own distribution networks, which are typically composed of local distributors and retail outlets. Our distribution network currently includes five national distributors, 77 provincial distributors, three TV direct sales distributors and two Internet distributors. These distributors sell our products to approximately 300 local distributors, over 4,000 retail outlets and directly to end users in China. In addition, certain of our distributors and other third parties provide repairs and other after-sales services to our end customers through over 200 after-sales service centers located throughout China.

We are a British Virgin Islands company incorporated on January 31, 2002. We became a wholly owned subsidiary of Qiao Xing Universal Telephone, Inc., or Xing, in November 2006 when Xing acquired the remaining 20% equity interest in our company that was held by Galbo Enterprise Limited. Immediately prior to the listing of our ordinary shares on the NYSE on May 3, 2007, SoundShore Fund and Cedar Fund, the holders of senior convertible notes issued by Xing in June 2006, exchanged all of their notes for 7,800,000 of our ordinary shares that were owned by Xing. See “Item 7. Major Shareholders and Related Party Transactions — B. Related Party Transactions — Arrangements in Connection with the Senior Convertible Notes Issued by Xing” in our Annual Report on Form 20-F for the year ended December 31, 2007 filed with the Commission on June 26, 2008. Immediately subsequent to the exchange, we were 80.50% held by Xing, 17.55% held by SoundShore Fund and

1.95% held by Cedar Fund. Xing is a British Virgin Islands company whose ordinary shares have been listed on the Nasdaq Global Market (Nasdaq: XING) since February 1999. Our chairman and vice chairman, Messrs. Zhi Yang Wu and Rui Lin Wu, are also executive officers and directors of Xing. Upon the completion of the initial public offering of our ordinary shares on May 8, 2007, Xing owned approximately 61.3% of our outstanding share capital and continues to exercise control over our company, including the ability to select a majority of the directors and to influence the outcome of decisions requiring shareholder approval.

On May 15, 2008, we entered into and completed the transactions contemplated by a Securities Purchase Agreement, or the Agreement, with SoundShore Fund and Cedar Fund, or together, the Investors, pursuant to which we issued and the Investors purchased an aggregate principal amount of $70,000,000 of our 4.0% senior convertible notes and 1,648,721 ordinary share purchase warrants. The Investors exchanged 6,966,666 ordinary shares that were held by the Investors for $48,348,662 in original principal amount of notes, and purchased $21,651,338 of original principal amount of notes for cash consideration. All shares submitted by the Investors in exchange for the senior convertible notes were cancelled. In addition, we also issued to our placement agent 942,127 ordinary share purchase warrants at terms identical to those issued to the Investors. As a consequent of such transactions and the issuance of 565,000 ordinary shares pursuant to the exercise of share options by a director and certain of our employees in January 2008, Xing currently owns approximately 69.9% of our outstanding share capital.

We conduct substantially all of our business through our operating subsidiary in the PRC, CECT, in which we own a 96.6% equity interest. CECT was formed in 2000 by six PRC companies. We acquired an initial 65% ownership stake in CECT in February 2003 by purchasing equity interests from the initial shareholders, and have increased our ownership position three times since then. In July 2005, we increased our equity ownership to 90% through a purchase from a minority shareholder of CECT and in July 2006 we further increased our equity ownership to 93.4% through a cash capital injection into CECT in which the other CECT shareholder did not participate. In June 2007, we made another cash capital injection into CECT in which the other CECT shareholder did not participate and increased our equity ownership to 96.6%. The remaining 3.4% equity interest in CECT is currently held by Qiao Xing Group Limited, or Qiao Xing Group, a private company controlled by Messrs. Zhi Yang Wu and Rui Lin Wu, our chairman and vice chairman, respectively. Qiao Xing Group currently does not intend to transfer this 3.4% equity interest in CECT to us or any related party. CECT has a branch located in Huizhou City, Guangdong Province, China.

In September 2007, we incorporated Beijing CECT Yitong Technology Co., Ltd., or BCYT, in Beijing, China to engage in the sales of mobile phones and accessories. Our interest in BCYT is held through CECT, which holds 66.7% equity interest in BCYT. BCYT has yet to commence operation as of the date of this prospectus.

In January 2008, we incorporated a subsidiary, Huizhou CEC Telecom Co., Ltd., or HCECT, in Huizhou City, Guangdong Province, China to engage in the manufacture of molds, cast components and other handset products. Our interest in HCECT is held through CECT, which holds 100.0% equity interest in HCECT.

Our principal executive offices are located at 10th Floor CEC Building, 6 Zhongguancun South Street, Beijing 100086, People’s Republic of China. Our telephone number at this address is (86-10) 6250-1728 and our fax number is (86-10) 6250-1722. Our registered office in the British Virgin Islands is at Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands.

THE OFFERING

Securities Offered by the selling shareholders	A maximum of 15,615,747 ordinary shares. All of the ordinary shares are issuable upon conversion and/or redemption of our outstanding convertible notes and upon exercise of warrants. A description of the terms of the convertible notes and the warrants is included in this prospectus under “The Offering of Convertible Notes and Warrants” on page 30.
Ordinary Shares Outstanding as of June 27, 2008	46,098,334 shares*
Use of Proceeds	We will not receive any of the proceeds of sales of ordinary shares by the selling shareholders, but we may receive up to $23,084,456 from the exercise, if any, of warrants by the selling shareholders.
Risk Factors	The ordinary shares offered hereby involve a high degree of risk. See “Risk Factors” on page 6.
NYSE Trading Symbol	QXM

*	The outstanding number of shares assumes that there has been no exercise of any of our warrants which were issued and outstanding as of June 27, 2008.

RISK FACTORS

Risks Related to Our Business

Due to our rapid growth in recent years, evaluating our business and prospects may be difficult and our past results may not be indicative of our future performance.

Our business has grown and evolved rapidly since we acquired control of CECT in February 2003. We may not be able to achieve a similar growth rate in future periods and our historical operating results therefore may not provide a meaningful basis for evaluating our business, financial performance and prospects. Moreover, our business model, technology and ability to achieve satisfactory manufacturing results at higher volumes are unproven. Therefore, you should not rely on our past results or our historical rate of growth as an indication of our future performance.

If we cannot keep pace with market changes and produce mobile handsets with new technologies and features in a timely and cost-efficient manner to meet our customers’ requirements and preferences, the growth and success of our business will be materially adversely affected.

The mobile handset market in China is characterized by changing consumer preferences with respect to style and functionality, increasing demand for new and advanced technologies and features, rapid product obsolescence and price erosion, evolving industry standards, intense competition and wide fluctuations in product supply and demand. If we cannot keep pace with market changes and produce new mobile handsets in a timely and cost-efficient manner to meet our customers’ requirements and preferences, the growth and success of our business will be materially adversely affected.

From time to time, we or our competitors may announce new products, product enhancements or technologies that may replace or shorten the life cycles of our products or cause mobile phone users to defer purchasing our existing products. Shorter product cycles may require us to invest more in developing and designing new products and to introduce new products more rapidly, which may increase our costs of product development and decrease our margins and profitability. In addition, we may not be able to make such additional investments and any additional investments we make in new product development and introductions may not be successful.

Even if we are able to continually develop and introduce new products, they may not gain market acceptance. Market acceptance of our products will depend on various factors including:

•	the perceived advantages of our new products over existing competing products;

•	our ability to attract mobile handset users who are currently using products of our competitors;

•	product cost relative to performance; and

•	the level of customer service available to support new products.

For example, development of 3G wireless telecommunication services and subsequent new technologies could materially impact the sales of our existing and future products. In addition, the introduction of inexpensive limited mobility telecommunication services or other competitive services, such as personal handyphone system, in China may also have a material adverse effect on the sales of our mobile handsets.

Therefore, commercial acceptance by customers of new products we offer may not occur at the rate or level we expect, and we may not be able to successfully adapt existing products to effectively and economically meet customer demand, thus impairing the return from our investments. In addition, a very small portion of our mobile handset models represented a disproportionately large percentage of our handset unit sales and revenue in the past several years and these product leaders served as important drivers for our overall growth. However, we may not be able to replicate such “hit” models on a regular basis, if at all, in future periods. If our existing or new products fail to achieve market acceptance for any reason, our business and growth prospects could be materially adversely affected. We may also be required under applicable accounting standards to recognize a charge for the impairment of assets to the extent our existing products become uncompetitive or obsolete, or if any new products fail to achieve commercial acceptance. Any such charge may have a material adverse effect on our results of operations.

Competition in our industry is intense. Our failure to maintain or improve our market position and respond successfully to changes in the competitive landscape may have a material adverse impact on our business and results of operations.

The mobile handset manufacturing industry in China is intensely competitive. Industry participants compete with each other mainly on the basis of the breadth and depth of their product portfolios, price, operational and manufacturing efficiency, technical performance, product features, quality, customer support and brand recognition. We are facing significant competition from a number of competitors, including domestic mobile handset producers such as Lenovo Group Limited, Bird Ningbo Co., Ltd., Amoi Electronics Co., Ltd., Konka Group Co., Ltd., TCL Communication Technology Holdings Limited, and Haier (Qingdao) Telecom Co., Ltd. and a number of large multinational mobile handset producers, such as Nokia Corporation, Motorola, Inc., Samsung Electronics Co., Ltd., Sony Ericsson Mobile Communications (China) Co. Ltd., and LG Electronics (China) Ltd. Many of our competitors have longer operating histories, greater name recognition, significantly larger market shares, access to larger customer bases and significantly greater economies of scale and financial, sales and marketing, manufacturing, distribution, technical and other resources than we do. Some of these competitors have used, and we expect will continue to use, more aggressive pricing strategies, greater amounts of incentives and subsidies for distributors, retailers and customers, more successful design approaches and more advanced technologies. In addition, some competitors have chosen to focus on building products based on commercially available components, which may enable them to introduce these products faster and with lower levels of research and development spending than us. Furthermore, consolidation among the industry participants in China may potentially result in stronger competitors that are better able to compete as end-to-end suppliers as well as competitors who are more specialized in particular areas and geographic markets. This could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our operating results significantly depend on our ability to compete in this market environment, in particular on our ability to adapt to political, economic or regulatory changes, to introduce new products to the market and to continuously enhance the functionality while reducing the cost of new and existing products. If we fail to maintain or increase our market share and scale compared to our competitors, our cost advantage may be eroded, which could materially adversely affect our competitive position and our results of operations, particularly our profitability.

In addition, we also face competition from unlicensed mobile handset manufacturers in China that make mobile handsets without the requisite governmental approvals and licenses. We believe that these manufacturers are able to keep their production costs low primarily as a result of tax avoidance and non-payment of various fees that are required for all licensed products. Despite recent government action against many of these unlicensed manufacturers, we believe that such mobile handsets still account for a significant portion of all mobile handsets sold in China. If the government is not successful in preventing these unlicensed mobile handset manufacturers from producing and selling their mobile handsets, our market share and our results of operations could be materially adversely affected.

As a result of developments in our industry, we also expect to face new competition from companies in related industries, such as consumer electronics manufacturers. Additionally, we face increasing competition from mobile telecommunication operators that are increasingly offering mobile devices under their own brands. If we cannot respond successfully to these competitive developments, our business and results of operations may be materially adversely affected.

Our sales, results of operations and reputation could be materially adversely affected if we fail to efficiently manage our manufacturing operations without interruption, or fail to ensure that our products meet the expectations of our distributors and our end-user customers and are delivered on time.

The operation of our business requires successful coordination of several sequential and complex manufacturing processes, the disruption of any of which could interrupt our revenue generation and have a material and adverse effect on our relationships with our distributors and end-user customers, our brand name, and our financial performance. Our manufacturing operations involve raw material and component sourcing from third parties, internal assembly processes and distribution processes. These operations are modified on a regular basis in an effort to improve manufacturing and distribution efficiency and flexibility. We may experience difficulties in coordinating our supplies of components and raw materials to meet the demand for our products, increasing or decreasing production at our facilities, adopting new manufacturing processes, finding a timely way to develop the best technical solutions for new products, or achieving manufacturing efficiency and flexibility. We may experience delays in adjusting or upgrading production at our facilities when we introduce new models, delays in expanding manufacturing capacity, failure in our manufacturing processes or failure by our business partners to adequately perform the services we have outsourced to them, which in turn may have a material adverse effect on our sales and results of operations. In addition, a failure or an interruption could occur at any stage of our product development, manufacturing and delivery processes, resulting in products not meeting the expectations of our distributors and our customers, or being delivered late, which could have a material adverse effect on our sales, results of operations and reputation.

Our operations could be materially adversely affected if we fail to manage effectively our relationships with, or lose the services of, our third-party manufacturers or other third-party service providers.

We rely on the manufacturing services provided by third-party manufacturers, including EMS providers, to manufacture a significant portion of our mobile handset products. In 2005, 2006 and 2007, we outsourced to third-party EMS providers 71.3%, 71.8% and 85.6%, respectively, of the total mobile handsets we shipped. Reliance on third-party manufacturers involves a number of risks, including the lack of control over the manufacturing process and the potential absence or unavailability of adequate capacity. If any of our third-party manufacturers cannot or will not manufacture our products in required volumes on a cost-effective basis, in a timely manner, at a sufficient level of quality, or at all, we will need to secure additional manufacturing capacity. Even if this additional capacity is available at commercially acceptable terms, the qualification process could be lengthy and could cause interruptions in product shipments, which may result in a decrease in our sales. In many cases, some of our competitors also utilize the same contract manufacturers, and we could be blocked from acquiring the needed components or increasing capacity if they have purchased capacity ahead of us. The unexpected loss of any of our third-party manufacturers could be disruptive to our business.

We rely on independent mobile handset designers in China for certain software and hardware designs used in our production. If these or other mobile handset designers terminate their business relationships with us, or are otherwise unable to provide us with designs suitable for our products, or if we fail to enhance our in-house research and development activities to compensate for our inability to obtain designs suitable for our products from these handset designers, our business and our results of operations could be materially adversely affected.

We outsource certain software and hardware designs used in producing our products, such as high-end handset main boards, to independent mobile handset designers in China, such as SIM Technology Group Limited. If these or other mobile handset designers terminate their business relationships with us, or are otherwise unable to provide us with designs suitable for our products, or if we fail to increase our in-house research and development activities to compensate for our inability to obtain designs suitable for our products from these handset designers, our business and our results of operations could be materially adversely affected.

Our results of operations, particularly our profitability, may be materially adversely affected if we do not successfully manage price erosion and are not able to manage costs related to our products and operations.

Price erosion is a characteristic of the mobile handset industry, and the products offered by us are also subject to natural price erosion over time. If we are not able to lower our costs at the same rate or faster than this price erosion and introduce new cost-efficient products with higher prices in a timely manner, as well as manage costs related to our products and operations generally, it will have a material adverse effect on our business and results of operations, particularly our profitability.

We rely primarily on our distributors for marketing our products at the provincial and local levels and for after-sales support of our products. Because we have limited influence over our distributors, we cannot be certain that their marketing and after-sale support of our products will be adequate or will not harm our brand and reputation. Moreover, if we fail to timely identify additional or replacement distributors upon the loss of one or more of our distributors, or if we are unable to successfully manage our distribution network, or if we are unable to collect payments from our distributors on a timely basis, our operating results may suffer.

Substantially all of our sales are made to our distributors. Our distribution network currently includes five national distributors, 77 provincial distributors, three TV direct sales distributors and two Internet distributors. These distributors sell our products to approximately 300 local distributors, over 4,000 retail outlets and directly to end users in China. We grant our distributors the right to use our brand name and logo when they market our products within their respective sales territories or channels and when they provide after-sales support to our end-user customers. However, our contractual arrangements with our distributors do not provide us with control over their everyday business activities, and one or more of our distributors may engage in activities that are prohibited under our contractual arrangements with them, that violate PRC laws and regulations governing the mobile handset industry or other PRC laws and regulations generally, or that are otherwise harmful to our business or our reputation in the industry.

Distributors individually accounting for more than 10% of our revenues collectively accounted for 23.2%, 71.1% and 36.1% of our revenues in 2005, 2006 and 2007, respectively. See note 1(c) to our audited consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2007 filed with the Commission on June 26, 2008 for a list of such distributors. Due to our dependence on distributors for the sale, marketing and after-sales support of our products, any one of the following events may cause material fluctuations or declines in our revenue and have a material adverse effect on our financial condition and results of operations:

•	reduction, delay or cancellation of orders from one or more of our distributors;

•	selection by one or more of our distributors of our competitors’ products;

•	failure to timely identify additional or replacement distributors upon the loss of one or more of our distributors; and

•	failure of any of our distributors to make timely payment for our products.

In addition, we rely on our distributors for marketing activities at the provincial and local levels. This approach may not be effective in building brand recognition at provincial and local levels consistent with our national brand-building efforts. We also outsource to some of our distributors and other third parties our after-sales support to end-user customers. If our after-sales service providers fail to provide adequate, satisfactory and effective after-sales support, our brand image may suffer, and our business and results of operations could be materially adversely affected.

We currently enjoy a number of favorable arrangements with some of our distributors, such as exclusive sales relationships, up-front payment by distributors, and settlement by cash or promissory notes guaranteed by banks. However, the competition for distribution channels is intense in the mobile handset industry in China and many of our competitors are expanding their distribution channels in China. We may not be able to compete successfully against the larger and better funded sales and marketing operations of some of our current or potential competitors, especially if these competitors provide more favorable contractual arrangements for distributors. As a result, we may lose some of our distribution channels to our competitors, which may cause us to lose some or all of our favorable arrangements with these distributors and may even result in the termination of our contractual relationships with some of our distributors. While we do not believe we are substantially dependent upon any individual distributor, finding replacement distributors could be time-consuming and any resulting delay may be disruptive and costly to our business. In addition, we may not be able to successfully manage our distribution channels and the cost of any consolidation or further expansion may exceed the revenue generated from these efforts. The occurrence of any of these factors could result in a significant decrease in the sales volume of our products and therefore materially harm our financial condition and results of operations.

Our distributors often must make a significant commitment of capital to purchase our products, and we provide trade credits to some of our distributors. As a result, any downturn in a distributor’s business that affects the distributor’s ability to pay us could harm our financial condition. Historically, we have not experienced any significant bad debt or collection problems, but such problems may arise in the future. The failure of any of our distributors to make timely payments could require us to write off accounts receivable or increase provisions made against our accounts receivable, either of which could adversely affect our financial condition.

If we fail to source a sufficient quantity of high-quality components used in our products at reasonable costs from our suppliers, our competitive position, reputation and business could suffer. Our dependence on suppliers for certain types of components could jeopardize our production activities and increase our cost of sales.

We do not produce most of the components and raw materials necessary for the production of our mobile handsets and rely on suppliers to provide us with a substantial portion of these components and raw materials. The aggregate costs attributable to our five largest raw materials and components suppliers in 2005, 2006 and 2007 were 55.5%, 77.9% and 70.0%, respectively, of our total purchases during the relevant periods. We may experience a shortage in the supply of certain components in the future and if any such shortage occurs, our manufacturing capabilities and results of operations could be materially adversely affected. If any supplier is unwilling or unable to provide us with high quality components and raw materials in required quantities and at acceptable costs, we may not be able to find alternative sources on satisfactory terms in a timely manner, or at all. Our inability to find or develop alternative sources if and as required could result in delays or reductions in manufacturing and product shipments. Moreover, these suppliers may delay component or material shipments or supply us with inferior quality components or raw materials that may adversely impact the performance of our mobile handsets. If any of these events occur, our competitive position, reputation and business could suffer.

Some of our products also incorporate imported components. Our imported electronic components and raw materials are subject to a variety of Chinese governmental permit requirements, approval procedures and import duties, and may also, from time to time, be subject to export controls and other legal restrictions imposed by foreign countries. Should the Chinese government refuse to issue the necessary permits or approvals to us or our suppliers, or take any administrative actions to limit imports of certain components, or if we or our suppliers fail to pay any required import duties, or if governmental agencies or laws of foreign countries prevent the timely export of certain components we require to China, we may become subject to penalties and fines or fail to obtain important components for our mobile handsets, and our ability to manufacture and sell our products in China could be adversely affected. In addition, import duties increase the cost of our products and may make them less competitive.

Some components and materials used in our products are currently purchased from a single supplier or a small number of suppliers and our ability to deliver our products according to market demands depends in large part on obtaining timely and adequate supplies of components and materials on competitive terms. Failure by any of our suppliers to meet our needs for components could impact our production targets, limit our sales or increase our costs. While we do not believe we are substantially dependent upon any individual supplier, finding alternative suppliers for these components and materials could be costly and time-consuming. Moreover, if we fail to anticipate customer demand properly, an over- or undersupply of components and production capacity could occur. This factor could limit our ability to supply sufficient products to our customers or could increase our costs. At the same time, we may commit to certain capacity levels or component quantities, which, if unused, will result in charges for unused capacity or scrapping costs.

We maintain inventories of raw materials, components and handsets, and our inventories may become obsolete.

The rapid technological change in our industry, the short product life cycle of our handsets, our limited forecasting experience and processes and the competitive nature of our target markets make forecasting our future sales and operating results difficult. Our expense levels are based, in part, on our expectations regarding future sales. In addition, to enable us to promptly fill orders, we maintain inventories of raw materials, components and handsets. As a result, we have to commit to considerable costs in advance of anticipated sales. Any significant shortfall of sales may result in our maintaining higher levels of inventories of raw materials, components and finished goods than we require, thereby increasing our risk of inventory obsolescence and corresponding inventory write-downs and write-offs. We cannot guarantee that such write-downs will be adequate to cover all losses resulting from inventory obsolescence.

We plan to market our products to countries outside of China, which may subject us to various economic, political, regulatory, legal and foreign exchange risks.

We currently sell substantially all of our products in China. We plan to selectively enter into international markets in which we identify an opportunity to sell differentiated products and where we believe we will be able to minimize our distribution and marketing costs in order to maintain a reasonable return on sales. The marketing, distribution and sale of our mobile handsets overseas expose us to a number of risks, including:

•	fluctuations in currency exchange rates of the U.S. dollar and other foreign currencies against the Renminbi;

•	difficulty in engaging and retaining distributors and agents who are knowledgeable about, and can function effectively in, overseas markets;

•	difficulty in designing products that are compatible with communications and product standards in foreign countries;

•	longer accounts receivable collection periods and greater difficulty in accounts receivable collection;

•	increased costs associated with maintaining marketing and sales activities in various countries;

•	difficulty and costs relating to compliance with unexpected changes in regulatory requirements and different commercial and legal requirements in the jurisdictions in which we offer our products;

•	inability to obtain, maintain or enforce intellectual property rights; and

•	changes to import and export regulations, including quotas, tariffs and other trade barriers, delays or difficulties in obtaining export and import licenses, potential foreign exchange controls and repatriation controls on foreign earnings, exchange rate fluctuations and currency conversion restrictions.

If we are unable to effectively manage these risks, our ability to conduct or expand our business abroad would be impaired, which may in turn have a material adverse effect on our business, financial condition, results of operations and prospects.

We may require additional capital and we may not be able to obtain it on acceptable terms or at all.

We believe that our current cash and cash flow from operations will be sufficient to meet our present cash needs. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

•	investors’ perception of, and demand for, securities of China-based mobile handset companies;

•	conditions of the U.S. and other capital markets in which we may seek to raise funds;

•	our future results of operations, financial condition and cash flows;

•	PRC governmental regulation of foreign investment in the telecommunications industry;

•	economic, political and other conditions in China; and

•	PRC governmental policies relating to foreign currency borrowings.

Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations.

Our past brand-sharing practices may result in negative publicity and may even lead to investigations or penalties by relevant PRC regulatory authorities, which could have a material adverse impact on our reputation and business.

Through the first half of 2006, we allowed other mobile handset manufacturers to use our GSM licenses to produce mobile handsets and sell these mobile handsets under our brand name. Although we exerted a certain degree of control over the manufacturing processes of these mobile handsets, we had almost no control over most other aspects of the production and sale of these handsets, including raw materials purchases. As a result, mobile handsets produced under these arrangements by the other manufacturers may not have the same quality as the products made by us and any product quality claims associated with these mobile handsets may result in adverse publicity for us and harm to our reputation in the market, which may result in a decrease in sales of our mobile handsets and materially adversely affect our financial condition and results of operations.

In addition, although there are no specific laws and regulations in China governing the brand-sharing practice as described above or similar practices, the Ministry of Industry and Information, or MII and the State Administration of Industry and Commerce launched certain campaigns in the past aimed at stopping practices they considered inconsistent with acceptable industry practices. Should these relevant regulatory authorities decide that our past brand-sharing practices were unacceptable or contravened existing laws and regulations in China, we may become subject to investigations or penalties. Furthermore, if any new regulation prohibiting brand-sharing is promulgated with retroactive effect, our past brand-sharing practice may be subject to investigation based upon such new regulation, which may result in penalties and may have an adverse effect on us.

Our operating results are difficult to predict and may fluctuate significantly from period to period in the future.

Our operating results are difficult to predict and may fluctuate significantly from period to period based on a number of factors such as the launch of particular best-selling products in a given period, the seasonality of our mobile handset sales, the short life-cycle of any given handset model in China due to rapid technological advances, a possible deterioration of economic conditions in China and potential changes to the regulation of the mobile handset industry in China. These factors are discussed elsewhere in this prospectus. As a results, you may not be able to rely on period-to-period comparisons of our operating results as an indication of our future performance. If our revenues for a particular period are lower than we expect, we may be unable to reduce our fixed costs and operating expenses for that period by a corresponding amount, which would negatively impact our operating results for that period relative to our operating results for other periods.

We must develop or otherwise acquire complex, evolving technologies to use in our business and meet market demand. Our failure to develop or otherwise acquire these complex technologies, or to successfully commercialize such technologies as new advanced products that meet customer demand on a timely basis, will have a material adverse effect on our business, our ability to meet our targets and our results of operations.

To succeed in our markets and meet market demand, we must develop or otherwise acquire complex, evolving technologies to use in our business. However, the development and use of new technologies, applications and technology platforms for our mobile handsets involves the commitment of significant amounts of our management’s time, substantial costs and risks both within and outside of our control. This is true whether we develop these technologies internally, acquire or invest in other companies with these technologies or collaborate with third parties on the development of these technologies.

The technologies, functionalities and features on which we choose to focus may not achieve as broad or timely customer acceptance as we expect. This may result from numerous factors, including the availability of more attractive alternatives or a lack of sufficient compatibility with other existing technologies, products and solutions. Additionally, even if we do select the technologies, functionalities and features that customers ultimately want, we or the companies that work with us may not be able to bring them to the market in a timely manner. We may also face difficulties obtaining and providing the technologies preferred by our potential customers, or at prices acceptable to them.

In addition, our products include increasingly complex technologies developed or licensed to us by third parties. We may not be able to obtain or maintain necessary or desirable licenses or permits from third parties, with full rights needed to use them in our business, on commercially acceptable terms at such times as we may seek to use them.

We rely on a number of technologies licensed from third parties and the loss of some or all of these licenses or failure to renew them on a timely basis could interrupt our production and have a material adverse impact on our business.

We rely on a number of technologies licensed from third parties for manufacturing our mobile handsets. For example, we rely on Access China Inc. for certain software supporting wireless application protocol and multimedia messaging service functions and Huayu Ziyuan Software Technology (Beijing) Co., Ltd. for our word processing software. If some or all of such licenses are terminated, or if we fail to renew certain licenses on a timely basis, our production of mobile handsets would be disrupted and our business and financial conditions could be materially adversely affected.

We have not applied for patents or registered copyrights for most of our intellectual property and our failure to adequately protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

Implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. We rely primarily on trade secrets and other contractual restrictions to protect our intellectual property. We have not applied for patents or registered copyrights in China for most of our inventions, original works of authorship, developments and improvements relating to the mobile handsets we produce. The actions we have taken to protect our intellectual property rights may not be adequate to provide us with meaningful protection or commercial advantage. As a result, third parties may use the technologies that we have developed and compete with us, which could have a material adverse effect on our business, financial condition and operating results.

In addition, policing unauthorized use of proprietary technology can be difficult and expensive. Litigation may be necessary to enforce our intellectual property rights and the outcome of any such litigation may not be in our favor. Given the relative unpredictability of China’s legal system and potential difficulties in enforcing a court judgment in China, there is no guarantee that we would be able to halt the unauthorized use of our intellectual property through litigation in a timely manner. Furthermore, any such litigation may be costly and may divert management attention away from our business and cause us to expend significant resources. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation. In addition, we have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties. The occurrence of any of the foregoing could have a material adverse impact on our business, financial condition and results of operations.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely against us, could disrupt our business and subject us to significant liability to third parties, as well as have a material adverse effect on our financial condition and results of operations.

Our success depends, in large part, on our ability to use and develop our technology, know-how and product designs without infringing upon the intellectual property rights of third parties.

Our products include increasingly complex technology and, as the amount of such technologies and the number of parties claiming rights continue to increase, the possibility of alleged infringement and related intellectual property claims against us continues to rise. The holders of patents and other intellectual property rights potentially relevant to our product offerings may be unknown to us, or may otherwise make it difficult for us to acquire a license on commercially acceptable terms. There may also be technologies licensed to and relied on by us that are subject to infringement or other corresponding allegations or claims by others which could damage our ability to rely on such technologies. In addition, although we endeavor to ensure that companies that work with us possess appropriate intellectual property rights or licenses, we cannot fully avoid the risks of intellectual property rights infringement created by suppliers of components used in our products or by companies with which we work in cooperative research and development activities.

Since all technology standards, including those used and relied on by us, include some intellectual property rights, we cannot fully avoid risks of a claim for infringement of such rights due to our reliance on such standards. We believe that the number of third parties declaring their intellectual property to be relevant to these standards, for example, those standards related to 3G mobile communication technologies as well as other advanced mobile communications standards, is increasing, which may increase the likelihood that we will be subject to such claims in the future. While we believe that any such intellectual property rights declared and found to be essential to a given standard carry with them an obligation to be licensed on fair, reasonable and non-discriminatory terms, not all intellectual property owners agree on the meaning of that obligation and, thus, costly and time-consuming litigation over such issues may result in the future.

As we continue to market and sell our products throughout China, and as litigation becomes more common in China, we face a higher risk of becoming subject to claims for intellectual property infringement. While we have not, to date, become subject to these types of claims, it is possible that we may, in the future, become subject to such intellectual property infringement claims. Regardless of whether such claims have merit or are decided in our favor, any such litigation could have a negative impact on our brand, reputation and ability to conduct our business and sell some or all of our products.

Our current or potential competitors, many of which have substantial resources and have made substantial investments in competing technologies, may have or may obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products in China or other countries. The validity and scope of claims relating to these patents involve complex scientific, legal and factual questions and analysis and, therefore, may be highly uncertain. In addition, the defense of intellectual property claims, including patent infringement suits, and related legal and administrative proceedings can be both costly and time consuming, and may significantly divert the efforts and resources of our technical and management personnel. Furthermore, an adverse determination in any such litigation or proceeding to which we may become a party could cause us to:

•	pay damage awards;

•	seek licenses from third parties;

•	pay additional ongoing royalties, which could decrease our profit margins;

•	redesign our products; or

•	be restricted by injunctions,

each of which could effectively prevent us from pursuing some or all of our business and result in our customers or potential customers deferring or limiting their purchase or use of our products, which could have a material adverse effect on our financial condition and results of operations.

It may become more difficult to maintain our quality standards, and problems with product quality or product performance could result in a decrease in customers and revenue, unexpected expenses and loss of market share. Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

Our operating results depend, in part, on our ability to deliver quality products on a timely and cost-effective basis. In the past, we have experienced manufacturing defects as a result of various factors, including defects in component parts and human error in assembly. As mobile handset products become technologically more complex, it may become more difficult to maintain our quality standards. If we experience deterioration in the performance or quality of any of our products, it could result in delays in shipments, cancellations of orders or customer returns and complaints, loss of goodwill, and harm to our brand and reputation. Furthermore, as a result of ongoing technological developments, our products are increasingly used together with hardware or software components that have been developed by third parties and when a problem occurs, it may be difficult to identify the source of the problem. In addition, some components, such as batteries or software applications, may not be fully compatible with our products and may not meet our and our customers’ quality, safety, security or other standards. The use by customers of our products with incompatible or otherwise substandard hardware or software components, while largely outside of our control, could result in malfunctions or defects in our handsets and result in harm to our brand. These problems may lead to a decrease in customers and revenue, harm to our brand, unexpected expenses, loss of market share, the incurrence of significant warranty and repair costs, diversion of the attention of our engineering personnel from our product development efforts, customer relation problems or loss of customers, any one of which could materially adversely affect our business.

In addition, we contract with third parties, such as EMS providers, to use their manufacturing facilities to produce our mobile handsets. We may be unable to exercise the same degree of quality control over these manufacturing facilities as we can over our own facilities. Any product quality problems associated with the products produced by these third parties may also lead to adverse publicity against us, affect our reputation and cause a decrease in sales of our mobile handsets.

As with other mobile handset producers, we are also exposed to risks associated with product liability claims if the use of the mobile handsets we sell results in injury, death or damage to property. We cannot predict at this time whether product liability claims will be brought against us in the future or the effect of any resulting negative publicity on our business. We do not have product liability insurance and have not made provisions for potential product liability claims. Therefore, we may not have adequate resources to satisfy a judgment if a successful claim is brought against us. Moreover, the successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments and incur substantial legal expenses. Even if a product liability claim is not successfully pursued to judgment by a claimant, we may still incur substantial legal expenses defending against such a claim.

Allegations of health risks from the electromagnetic fields generated by base stations and mobile devices, and the lawsuits and publicity relating to them, regardless of merit, could negatively affect our operations by leading consumers to reduce their use of mobile handsets or by causing us to allocate monetary and personnel resources to address these issues.

There has been public speculation about possible health risks to individuals from exposure to electromagnetic fields from base stations and from the use of mobile devices, including mobile handsets. While a substantial amount of scientific research conducted to date by various independent research bodies has indicated that these radio signals, at levels within the limits prescribed by safety standards set by public health authorities, present no adverse effect to human health, we cannot be certain that future studies, irrespective of their scientific basis, will not suggest a link between electromagnetic fields and adverse health effects that would adversely affect our sales and share price. Research into these issues is ongoing by government agencies, international health organizations and other scientific bodies in order to develop a better scientific and public understanding of these issues.

Although we have not been named as a defendant in any such legal proceedings and our products are designed to meet all relevant safety standards, we may become subject to such product liability claims or be held liable for such claims or be required to comply with future regulatory changes that may have an adverse effect on our business. Furthermore, any perceived risk of adverse health effects of mobile communications devices could adversely affect us through a reduction in sales of mobile handsets generally, and could have a negative effect on our reputation and brand as well as harm the price of our ordinary shares.

Our sales and profitability depend on the continued growth of the mobile telecommunications industry, especially in China, and if the mobile telecommunications industry does not grow as we expect or grows at a slower speed than we expect, our sales and profitability may be materially adversely affected.

We derive substantially all of our revenues from sales of mobile handsets in China. The continued development of our business depends, in large part, on continued growth in the mobile telecommunications industry, especially in China, in terms of the number of existing mobile subscribers who upgrade or replace their existing mobile handsets, the number of new subscribers and increased usage. Although China’s wireless telecommunication industry has grown rapidly in the past, it may not continue to grow at the same growth rate in the future or at all.

Furthermore, our sales and profitability are also affected by the extent to which there is increasing demand for, and development of, value-added services, leading to opportunities for us to successfully market mobile handsets that feature those services. To a certain extent, we are dependent on third-party mobile telecommunication operators to successfully introduce these value-added services that encourage end users to upgrade or replace their mobile handsets. For instance, mobile telecommunication operators in China have plans to upgrade their networks to offer 3G wireless telecommunication services, which we believe will lead to increased demand for enhanced wireless value-added services and, therefore, increased demand for mobile handsets with more advanced technologies in China. Therefore, if mobile telecommunication operators are not successful in their attempts to introduce new services, increase the number of subscribers, stimulate increased usage and drive replacement sales, our business and results of operations could be materially adversely affected.

These developments in our industry are, to a large extent, outside of our control and any reduced demand for wireless voice and data services, any other downturn or other adverse changes in China’s wireless telecommunication industry could severely harm our business.

Changes in the regulatory environment for telecommunications systems and services, especially in China, could negatively impact our business.

The telecommunications industry in China is heavily regulated and regulatory changes may affect both our customers and us. For example, changes in regulations that impose more stringent standards for the production of mobile handsets could adversely affect our business. Similarly, tariff regulations that affect the pricing of new services offered by mobile telecommunication operators could also affect their ability to invest in network infrastructure, which in turn could affect the sales of our mobile handsets. License fees, environmental, health and safety, privacy and other regulatory changes may increase costs and restrict operations of mobile telecommunication network operators and service providers. The indirect impact of such changes could affect our business adversely even though the specific regulations may not directly apply to our products or us.

MII has broad discretion and authority to regulate all aspects of the telecommunication and information technology industry in China, including managing spectrum bandwidths, setting mobile handset specifications and standards, approving the adoption of new technologies such as 3G, and drafting laws and regulations related to the electronics and telecommunication industries. MII also determines the forms and types of services that may be offered by telecommunication companies to the public, the rates that are charged to subscribers for those services and the content of material available in China over wireless services, including Internet content. In addition, China’s telecommunication regulatory framework is still at a relatively early stage of development, and prone to directional shifts and major structural changes. The PRC government is in the process of drafting a national telecommunication law, which may include new legislation governing the mobile handset industry. If MII sets standards with which our company is unable to comply or which would render our products uncompetitive, our ability to sell products could be severely limited, resulting in substantial harm to our operations.

Any environmental claims or failure to comply with any present or future environmental regulations may require us to spend additional funds and may materially adversely affect our financial condition and results of operations.

We are subject to environmental, health and safety laws and regulations that affect our operations, facilities and products in each of the jurisdictions in which we operate. We believe that we are in compliance with all material environmental, health and safety laws and regulations related to our products, operations and business activities. Although we have not suffered material environmental claims in the past, the failure to comply with any present or future regulations could result in the assessment of damages or imposition of fines against us, suspension of production or a cessation of our operations. New regulations could also require us to acquire costly equipment or to incur other significant expenses. Any failure by us to control the use of, or to adequately restrict the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspension of our business operations, which could materially adversely affect our financial condition and results of operations.

We do not carry any business interruption insurance or third-party liability insurance for our manufacturing facilities.

We currently have one main handset manufacturing facility and another newly established manufacturing facility that is engaged in the production of molds, cast components and other handset products located in Huizhou City, Guangdong Province, China. Operation of manufacturing facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages, labor disturbances and other business interruptions. We do not carry any business interruption insurance or third-party liability insurance for our manufacturing facilities to cover claims in respect of personal injury or property or environmental damage arising from accidents on our property or relating to our operations. Therefore, our existing insurance coverage may not be sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

The discontinuation of the preferential tax treatment currently available to our PRC subsidiary, CECT, could materially adversely affect our results of operations.

Our primary PRC operating subsidiary, CECT, was subject to the PRC Enterprise Income Tax Law Concerning Foreign-Invested Enterprises and Foreign Enterprises. CECT, as a foreign-invested enterprise, was generally subject to enterprise income tax at a statutory rate of 33% (30% national income tax plus 3% local income tax) through 2007 under this law and its related regulations, and 25% from January 1, 2008 under the new tax law described below. However, as a “high-tech enterprise” formed in the Zhongguancun Science Park high technology zone in Beijing, CECT enjoyed preferential tax treatment through 2007. In particular, CECT was exempted from enterprise income tax from May 22, 2000 to December 31, 2002 and was entitled to preferential enterprise income tax rates of 7.5% from January 1, 2003 to December 31, 2005 and 15% from January 1, 2006 to December 31, 2007.

On March 16, 2007, the National People’s Congress of the PRC passed the PRC Enterprise Income Tax Law, which law took effect as of January 1, 2008. In accordance with the new tax law, a unified enterprise income tax rate of 25% and unified tax deduction standards will be applied equally to both domestic-invested enterprises and foreign-invested enterprises such as CECT. However, certain qualifying high-technology enterprises may still benefit from a preferential tax rate of 15% under the new tax law if they meet the definition of “qualifying high-technology enterprise” to be set forth in the more detailed implementing rules when they are adopted. As a result, if CECT qualifies as a “qualifying high-technology enterprise”, it will continue to benefit from a preferential tax rate of 15%. Before being qualified as a “qualifying high-technology enterprise” under the new tax law, CECT’s applicable tax rate increased from its then existing tax rate of 15% to the unified tax rate of 25% effective January 1, 2008. Regarding the implementation of the preferential treatment for “qualifying high-technology enterprise” under the new tax law, the Chinese government has taken the first step in creating a mechanism to review the qualifications of “high-technology enterprise” with the issuance of “Circular 172” on April 14, 2008. This guidance, however, is not detailed enough and specifies that additional detailed guidelines will be issued. Such additional guidelines are expected to be issued within the next several months, with the actual detailed procedures being set up sometime thereafter. As a result, we expect that qualified enterprises will only receive their “High-technology Enterprise Certificate” in the second half of 2008 or sometime next year.

We cannot assure you that CECT will qualify as a “qualifying high-technology enterprise” under the new tax law, and even if CECT successfully obtains this high-tech enterprise status, its preferential tax treatment may be discontinued by the tax authorities at their discretion or pursuant to any future changes in PRC tax laws, rules or regulations. Before being qualified as a “qualifying high-technology enterprise” under the new tax law, CECT is subject to a 25% rate from January 1, 2008 under the new tax law described above, which significantly increases our effective tax rate and materially adversely affect our operating results.

The dividends we receive from CECT and our global income may be subject to PRC tax under the new PRC Enterprise Income Tax Law, which would have a material adverse effect on our results of operations. In addition, our foreign corporate holders of ordinary shares may be subject to a PRC withholding tax upon the dividends payable by us and upon gains realized on the sale of our ordinary shares, if we are classified as a PRC “resident enterprise.”

Under the new PRC Enterprise Income Tax Law, dividends, interests, rent, royalties and gains on transfers of property payable by a foreign-invested enterprise in the PRC to its foreign investor who is a non-resident enterprise will be subject to a 10% withholding tax, unless such non-resident enterprise’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a reduced rate of withholding tax. The British Virgin Islands, where we are incorporated, does not have such a tax treaty with the PRC. If we are considered a non-resident enterprise, this new 10% withholding tax imposed on our dividend income received from CECT would reduce our net income and have an adverse effect on our operating results.

Under the new tax law, an enterprise established outside the PRC with its “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its worldwide income. The “de facto management body” is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. It remains unclear how the PRC tax authorities will interpret such a broad definition. Substantially all of our management members are based in the PRC. If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our worldwide income will be subject to income tax at a uniform rate of 25%, which may have a material adverse effect on our financial condition and results of operations. Notwithstanding the foregoing provision, the new tax law also provides that, if a resident enterprise directly invests in another resident enterprise, the dividends received by the investing resident enterprise from the invested enterprise are exempted from income tax, subject to certain conditions. Therefore, if we are classified as a resident enterprise, the dividends we receive from CECT may be exempted from income tax.

In addition, under the new tax law, foreign corporate holders of our ordinary shares may be subject to a 10% withholding tax upon dividends payable by us and gains realized on the sale or other disposition of ordinary shares, if such income is sourced from within the PRC. Although we are incorporated in the British Virgin Islands, it remains unclear whether the dividends payable by us or the gains our foreign corporate holders may realize will be regarded as income from sources within the PRC if we are classified as a PRC resident enterprise. Any such tax may reduce the return on an investment in our ordinary shares by a foreign corporation.

We depend on our key personnel, and our business and growth may be severely disrupted if we lose their services. We may also have difficulty attracting and retaining qualified management and research and development personnel.

Our future success depends substantially on the continued services of our key personnel. In particular, we are highly dependent on Mr. Zhi Yang Wu, our chairman, and Dr. David Li, our chief executive officer. We rely on their experience in the mobile handset manufacturing industry, similar business operations and sales and marketing and on their relationships with our shareholders, customers and suppliers. If we lose the services of one or more of these key personnel, we may not be able to replace them readily, if at all, with suitable or qualified candidates, and may incur additional expenses to recruit and retain new officers, which could severely disrupt our business and growth. We do not maintain key-man life insurance for any of our key personnel. If one or more of our key personnel is unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all.

In addition, if any of these key personnel joins a competitor or forms a competing company, we may lose some of our customers. We have entered into employment agreements with each of these key personnel, which contain confidentiality and non-competition provisions. However, if any disputes arise between these key personnel and us, it is not clear, in light of uncertainties associated with the PRC legal system, what the court decisions will be and the extent to which these court decisions could be enforced in China, where all of these key personnel reside and hold some of their assets. See “— Risks related to doing business in China — Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.” Furthermore, as we expect to continue to expand our operations and develop new products, we will need to continue attracting and retaining experienced management and key research and development personnel.

Competition for management and research and development personnel in the mobile handset market in China is intense, and the availability of suitable and qualified candidates is limited. In particular, we compete to attract and retain qualified research and development personnel with other mobile handset manufacturers, universities and research institutions. Competition for these individuals could cause us to offer higher compensation and other benefits in order to attract and retain them, which could have a material adverse effect on our financial condition and results of operations. We may also be unable to attract or retain the personnel necessary to achieve our business objectives, and any failure in this regard could severely disrupt our business and growth.

Fluctuations in exchange rates could adversely affect our business.

Because substantially all of our earnings are denominated in Renminbi, any appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our balance sheet position and financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. In addition, fluctuations in the exchange rate between the U.S. dollar and the Renminbi would affect the relative purchasing power of our U.S. dollar denominated cash assets and the Renminbi value of our U.S. dollar denominated bank borrowings. Fluctuations in the exchange rate will also affect the relative value of any dividend we may issue that will be exchanged into U.S. dollars and the earnings from and value of any U.S. dollar-denominated investments we make in the future.

Since July 2005, the Renminbi has no longer been pegged to the U.S. dollar. Although currently the Renminbi exchange rate versus the U.S. dollar is restricted to a rise or fall of no more than 0.3% per day and the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future the PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currencies.

If we grant employee share options and other share-based compensation in the future, our net income could be adversely affected.

We adopted our 2007 equity incentive plan for our employees in March 2007. As a result of the issuance of options under this plan, we incurred share-based compensation expense of approximately RMB38.6 million in 2007 and we expect to incur additional share-based compensation expense in future periods. We have adopted Statement of Financial Accounting Standard No. 123-R, “Share-based payment” for the accounting treatment of our share-based compensation. We account for compensation costs for all share options, including share options granted to our directors and employees, using a fair-value based method and recognize expenses in our consolidated statement of operations in accordance with U.S. GAAP, which may have a material adverse effect on our net profit. Moreover, the additional expenses associated with share-based compensation may reduce the attractiveness of our equity incentive plan. However, our equity incentive plan and other similar types of incentive plans are important in order to attract and retain key personnel.

We may become a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. investors.

We may become a passive foreign investment company for U.S. federal income tax purposes for any year. Such classification could result in adverse U.S. federal income tax consequences to U.S. investors. We must make a separate determination each year as to whether we are a passive foreign investment company.

Specifically, we may become a passive foreign investment company if (i) at least 75% of our gross income is passive income during a taxable year or (ii) at least 50% of the average quarterly value of our assets during a taxable year is derived from assets that produce, or that are held for the production of, passive income.

In applying the asset test described above, the value of our assets will generally be deemed to be equal to the sum of the aggregate value of our outstanding equity plus our liabilities. For purposes of the asset test, our goodwill, which is generally measured as the sum of the aggregate value of outstanding equity plus liabilities, less the value of known assets, should be treated as a non-passive asset. Therefore, a decrease in the market price of our ordinary shares and associated decrease in the value of our goodwill would cause a reduction in the value of our non-passive assets for purposes of the asset test. If there is such a reduction in goodwill and the value of our non-passive assets, the percentage of the value of our assets that is attributable to passive assets may increase, and if such percentage, based on an average of the quarterly values during a taxable year, exceeds 50%, we will be a passive foreign investment company for such taxable year. Accordingly, fluctuations in the market price of our ordinary shares may result in us being a passive foreign investment company for any year. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raised in the initial public offering of our ordinary shares in May 2007.

If we are a passive foreign investment company for any taxable year, dividends paid by us in that year or the following taxable year will not be eligible for the reduced rate of taxation applicable to non-corporate holders, including individuals. Additionally, absent a special election, you may be subject to additional U.S. federal income taxes on gain recognized with respect to the ordinary shares and on certain distributions, plus an interest charge.

For a detailed discussion of the passive foreign investment company rules, see “Item 10. Additional information — E. Taxation — U.S. Federal Income Taxation — Passive foreign investment company” in our Annual Report on Form 20-F for the year ended December 31, 2007 filed with the Commission on June 26, 2008. We urge investors to consult their own tax advisors with respect to the U.S. federal income tax consequences of their investment.

If we fail to maintain an effective system of internal control over financial reporting, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected. In addition, investor confidence and the market price of our ordinary shares may be adversely impacted if we or our independent registered public accounting firm conclude that our internal control over financial reporting is not effective, in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Upon the closing of the initial public offering of our ordinary shares in May 2007, we became a public company in the United States that is subject to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act requires that we include a report from management on our internal control over financial reporting in our Annual Report on Form 20-F beginning with our Annual Report for the fiscal year ending December 31, 2008. In addition, our independent registered public accounting firm must report on the effectiveness of our internal control over financial reporting in accordance with the timeline set up by the regulations issued by the Commission. Our management may conclude that our internal controls over financial reporting are not effective. Moreover, even if our management does conclude that our internal controls over financial reporting are effective, our independent registered public accounting firm may disagree. If our independent registered public accounting firm is not satisfied with our internal control over financial reporting or the level at which our internal control over financial reporting is documented, designed, operated or reviewed, or if the independent registered public accounting firm interprets the requirements, rules or regulations differently than we do, then they may issue an adverse opinion. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our reporting processes, which could adversely impact the market price of our ordinary shares. Our reporting obligations as a public company place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

We will continue to implement measures to identify and remedy all deficiencies in our internal controls in order to meet the deadline imposed by Section 404 of the Sarbanes-Oxley Act. If we fail to timely achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting. Moreover, effective internal controls over financial reporting are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the market price of our ordinary shares. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 of the Sarbanes-Oxley Act.

Compliance with new rules and regulations applicable to companies publicly listed in the United States is costly and complex and any failure by us to comply with these requirements on an ongoing basis could negatively affect investor confidence in us and cause the market price of our ordinary shares to decrease.

In addition to Section 404, the Sarbanes-Oxley Act also mandates, among other things, that companies adopt new corporate governance measures, imposes comprehensive reporting and disclosure requirements, sets stricter independence and financial expertise standards for audit committee members, and imposes increased civil and criminal penalties for companies, their chief executive officers, chief financial officers and directors for securities law violations. For example, in response to the Sarbanes-Oxley Act, the New York Stock Exchange has adopted additional comprehensive rules and regulations relating to corporate governance. After the initial public offering of our ordinary shares in May 2007, these new laws, rules and regulations increased the scope, complexity and cost of our corporate governance and future reporting and disclosure practices. Our current and future compliance efforts will continue to require significant management attention. It has also become more difficult and more expensive for companies such as ours to obtain director and officer liability insurance, and we may be required to accept reduced coverage and to incur substantially higher costs to obtain coverage. Further, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers to fill critical positions within our company. Any failure by us to comply with these requirements on an ongoing basis could negatively affect investor confidence in us, cause the market price of our ordinary shares to decrease or even result in the delisting of our ordinary shares from the New York Stock Exchange.

Risks Related to our Relationship with XING

Our parent company has substantial control over us, and one of the existing shareholders of our parent company has substantial control over our parent company and us. The interests of our parent company and its controlling shareholder/shareholders may not be aligned with the interests of our other shareholders.

Our parent company, Xing, a public company listed on the Nasdaq Global Market, currently owns approximately 69.9% of our outstanding share capital. Accordingly, Xing, as our controlling shareholder, has substantial control over our business, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. In addition, Mr. Rui Lin Wu, the chief executive officer and chairman of Xing and vice chairman of our company, and members of his family beneficially owned or controlled approximately 22.0% of the outstanding shares of Xing as of December 31, 2007. Accordingly, Mr. Rui Lin Wu, who has a controlling influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval at our parent company, also has substantial control over our business.

Without the consents of Xing, Mr. Rui Lin Wu and the other shareholders of Xing, we could be prevented from entering into transactions that could be beneficial to us. The interests of Xing, Mr. Rui Lin Wu and the other shareholders of Xing may differ from the interests of our other shareholders. Xing, Mr. Rui Lin Wu and the other shareholders of Xing may take actions that could have a material adverse impact on us, such as influencing the way we allocate our resources, restricting our entry into certain kinds of businesses and preventing us from pursuing certain business opportunities that may be beneficial and profitable to us and our other shareholders. In addition, this concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ordinary shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchased our ordinary shares in the initial public offering of our ordinary shares in May 2007.

As a “controlled company,” we are exempt from certain NYSE corporate governance requirements, which may result in our independent directors not having as much influence as they would if we were not a controlled company.

We are a “controlled company” as defined under Section 303A of the New York Stock Exchange Listed Company Manual, or the NYSE Manual, because one of our shareholders holds more than 50% of our voting power. As a result, for so long as we remain a controlled company as defined under that rule, we are exempt from, and our shareholders generally are not provided with the benefits of, some of the NYSE corporate governance requirements, including that:

•	a majority of our board of directors must be independent directors;

•	our compensation committee must be composed entirely of independent directors; and

•	our nomination committee must be composed entirely of independent directors.

Relying on this exemption, Mr. Zhi Yang Wu, who does not satisfy the “independence” requirements of Section 303A of the NYSE Manual, serves as a member of our nominating and corporate governance committee and compensation committee.

We may face competition from our parent company or the other subsidiaries of our parent company or companies established by Mr. Rui Lin Wu or his family members, and may not be able to compete successfully against these related parties.

Our parent company, Xing, which currently owns approximately 69.9% of our outstanding share capital, specializes in making mobile handsets and indoor phones. Mr. Zhi Jian Wu Li, brother of our chairman and son of our vice-chairman, owns a 22.0% equity interest in Xing through Qiao Xing Trust and Wu Holdings Ltd. as of December 31, 2007. Our parent company operates mainly through two indirect subsidiaries, CECT and Huizhou Qiao Xing Communication Industry Ltd., or QXCI. QXCI currently designs and manufactures COSUN-branded economy mobile handsets for the PRC market. In connection with the initial public offering of our ordinary shares in May 2007, we have entered into a non-competition arrangement with Xing, QXCI and Mr. Rui Lin Wu that restricts the ability of Xing, QXCI, Mr. Rui Lin Wu and the family members of Mr. Rui Lin Wu to compete with us and provides us with preferential treatment over new business opportunities in the mobile handset industry. This arrangement will also prohibit Xing and Mr. Rui Lin Wu from using knowledge of our business and strategy to our detriment. See “Item 7. Major Shareholders and related party transactions — B. Related party transactions — Non-competition arrangement” in our Annual Report on Form 20-F for the year ended December 31, 2007 filed with the Commission on June 26, 2008. However, we cannot assure you that this arrangement will protect our interests effectively or eliminate all potential competition between us and Xing, QXCI or companies established by Mr. Rui Lin Wu or his family members. If such competition does occur, we may not be able to compete effectively with them. In addition, this non-competition arrangement may not be followed by all of the parties thereto and may not be fully enforceable when a dispute arises. If any of the above occurs, we may lose our market share and our business may be materially adversely affected.

Because we and Xing have different management, finance teams and audit committees, it is possible that they may apply accounting policies differently under U.S. GAAP, or make different decisions on accounting matters or estimates that require judgment. This could result in significant differences between the financial information presented by Xing and that presented by us.

As a consolidated subsidiary of Xing, our financial results are to a large extent reflected in the financial results of Xing. Because we and Xing have different management, finance teams and audit committees, it is possible that they may apply accounting policies differently under U.S. GAAP, or make different decisions on accounting matters or estimates that require judgment. If such differences occur, especially if the differences relate to accounting policies and judgments that are critical to an understanding of our financial statements, it may raise doubt or uncertainty among investors about the accuracy of our financial information and the reliability of our financial reporting system, which may have an adverse impact on the market price of our ordinary shares. In particular, Xing is currently involved in certain legal proceedings relating to misstatements in our financial statements in prior years.

These misstatements were identified during our process of preparing for the initial public offering of our ordinary shares. Any such legal proceedings could cause our investors to doubt the accuracy of our past, present or future financial disclosure and the adequacy of our financial reporting system.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially adversely affect our competitive position.

We conduct substantially all of our operations and generate most of our revenues in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement;

•	the early stage of development of the market-oriented sector of the economy;

•	the rapid growth rate;

•	the higher level of control over foreign exchange; and

•	the allocation of resources.

While the PRC economy has grown significantly since the late 1970s, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over the telecommunications industry, capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways. For example, efforts by the PRC government to slow the pace of growth of the PRC economy could result in decreased capital expenditure by mobile telecommunication network operators, which in turn could reduce demand for our products.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of mobile communications investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our business and prospects. In particular, any adverse change in the PRC government’s policies towards the mobile communications industry may have a material adverse effect on our business.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary in the PRC, CECT, which is a foreign-invested enterprise in China. CECT is generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We rely principally on dividends and other distributions on equity paid by our operating subsidiary to fund our cash and financing requirements, but such dividends and other distributions are subject to restrictions under PRC law. Limitations on the ability of our operating subsidiary to pay dividends or other distributions to us could have a material adverse effect on our ability to grow, make investments or acquisitions, pay dividends to you, and otherwise fund and conduct our business.

We are a holding company and conduct substantially all of our business through our operating subsidiary, CECT, which is a limited liability company established in China. We rely on dividends paid by CECT for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities organized in China is subject to limitations. In particular, regulations in the PRC currently permit payment of dividends by CECT to us only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. CECT is also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the cumulative amount of such reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends. In addition, CECT is required to allocate a portion of its after-tax profit to its enterprise expansion fund and the staff welfare and bonus fund at the discretion of its board of directors. Moreover, if CECT incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Any limitations on the ability of CECT to pay dividends or other distributions to us could have a material adverse effect on our ability to grow, make investments or acquisitions, pay dividends to you, and otherwise fund or conduct our business.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Most of our revenues and expenses are denominated in Renminbi. Under PRC law, the Renminbi is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, CECT may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenues will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by CECT under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if CECT borrows foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance CECT by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the National Development and Reform Commission, or the NDRC, the Ministry of Commerce, or MOFCOM, or their respective local counterparts. These limitations could affect the ability of CECT to obtain foreign exchange through debt or equity financing.

Recent PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to distribute profits to us, or otherwise materially and adversely affect us.

SAFE issued a public notice in October 2005, or the SAFE notice, requiring PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of acquiring any assets of or equity interest in PRC companies and raising fund from overseas. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch, with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. If any PRC shareholder of any offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Due to lack of official interpretation, some of the terms and provisions in the SAFE notice remain unclear and implementation by central SAFE and local SAFE branches of the SAFE notice has been inconsistent since its adoption. Based on the advice of our PRC counsel, King & Wood, and after consultation with relevant SAFE officials, we believe the PRC resident shareholders of our parent company, Xing, were required to complete their respective SAFE registrations pursuant to the SAFE notice. Since Xing’s PRC resident shareholders did not complete their SAFE registrations before March 31, 2006, the local SAFE branch will not accept their applications for SAFE registration until the detailed rules concerning the penalties for those who failed to make their SAFE registrations before March 31, 2006 are implemented. However, we believe the likely penalties for failure to complete the SAFE registration will be nominal and there should be no other legal obstacles for Xing’s PRC resident shareholders to complete or amend their respective SAFE registrations with respect to Xing. Moreover, because of uncertainty over how the SAFE notice will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our or our parent company’s PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by the SAFE notice. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our or our parent company’s PRC resident beneficial holders or future PRC resident shareholders to comply with the SAFE notice, if SAFE requires it, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

In addition, the NDRC promulgated a rule in October 2004, or the NDRC Rule, which requires NDRC approvals for overseas investment projects made by PRC entities. The NDRC Rule also provides that approval procedures for overseas investment projects of PRC individuals shall be implemented with reference to this rule. However, there exist extensive uncertainties in terms of interpretation of the NDRC Rule with respect to its application to a PRC individual’s overseas investment, and in practice, we are not aware of any precedents that a PRC individual’s overseas investment has been approved by the NDRC or challenged by the NDRC based on the absence of NDRC approval. Our current beneficial owners who are PRC individuals did not apply for NDRC approval for investment in us. We cannot predict how and to what extent this will affect our business operations or future strategy. For example, the failure of our shareholders who are PRC individuals to comply with the NDRC Rule may subject these persons or our PRC subsidiary to certain liabilities under PRC laws, which could adversely affect our business.

Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, of the listing and trading of our ordinary shares on the New York Stock Exchange could have a material adverse effect on our business, operating results, reputation and trading price of our ordinary shares.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that require offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval. We believe, based on the opinion of our PRC legal counsel, King & Wood, that while the CSRC generally has jurisdiction over overseas listings of SPVs like us, CSRC would not have required us to obtain their approval for the initial public offering of our ordinary shares in May 2007 given the fact that our current corporate structure resulted primarily from a series of acquisitions of equity interests in CECT from unrelated parties for the purpose of increasing our handset manufacturing capacity, and that the acquisition of all of these equity interests was legally completed before the new regulation became effective. Since the new regulation has only recently been adopted, there remains some uncertainty as to how this regulation will be interpreted or implemented. If the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval was required for the initial public offering of our ordinary shares, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, restrict or prohibit payment or remittance of dividends by CECT to us, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares.

We face risks related to health epidemics and other outbreaks.

Adverse public health epidemics or pandemics could disrupt business and the economies of the PRC and other countries where we do business. From December 2002 to June 2003, China and other countries experienced an outbreak of a highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or SARS. On July 5, 2003, the World Health Organization declared that the SARS outbreak had been contained. However, a number of isolated new cases of SARS were subsequently reported, most recently in central China in April 2004. During May and June of 2003, many businesses in China were closed by the PRC government to prevent transmission of SARS. Moreover, some Asian countries, including China, have recently encountered incidents of the H5N1 strain of avian influenza. We are unable to predict the effect, if any, that avian influenza may have on our business. In particular, any future outbreak of SARS, avian influenza or other similar adverse public developments may, among other things, significantly disrupt our business, including limiting our ability to travel or ship our products within or outside China and forcing us to temporarily close our manufacturing facilities. Furthermore, an outbreak may severely restrict the level of economic activity in affected areas, which may in turn materially adversely affect our financial condition and results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian influenza, SARS or any other epidemic.

Risks Related to Investment in our Shares

The market price for our ordinary shares may be highly volatile.

The trading price of our ordinary shares has been and may continue to be subject to wide fluctuations. During the period from May 3, 2007, the first day on which our ordinary shares were listed on the NYSE, until June 24, 2008, the trading prices of our ordinary shares ranged from $4.85 to $15.48 per ordinary shares and the closing sale price on June 24, 2008 was $5.18 per ordinary share. The market price for our ordinary shares may continue to be volatile and subject to wide fluctuations in response to factors including the following:

•	announcements of technological or competitive developments;

•	regulatory developments in our target markets affecting us, our customers or our competitors;

•	announcements regarding intellectual property infringement litigation involving us or other mobile handset manufacturers or the issuance of patents to us or our competitors;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of other mobile handset companies;

•	additions or departures of our directors, executive officers and key research personnel; and

•	release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares.

In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may have a material adverse effect on the market price of our ordinary shares. In particular, changes in the market price of the shares of our parent company, Xing, may result in changes to the market price of our ordinary shares, even if the underlying reasons for the changes in the share price of Xing do not directly relate to our business. In addition, the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price and trading volumes for our ordinary shares. Some of these companies have experienced significant volatility, including significant price declines after their initial public offerings. The trading performances of these companies’ securities at the time of or after their offerings may affect the overall investor sentiment towards PRC companies listed in the United States and consequently may impact the trading performance of our ordinary shares.

Substantial future sales or perceived sales of our ordinary shares in the public market could cause the price of our ordinary shares to decline.

Sales of our ordinary shares in the public market, or the perception that these sales could occur, could cause the market price of our ordinary shares to decline. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. If any existing shareholder or shareholders sell a substantial amount of our ordinary shares, the prevailing market price for our ordinary shares could be adversely affected.

In addition, we may issue additional ordinary shares for future acquisitions. If we pay for our future acquisitions in whole or in part with additionally issued ordinary shares, your ownership interests in our company would be diluted and this, in turn, could have a material adverse effect on the price of our ordinary shares.

Our articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares.

Our amended and restated articles of association limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially adversely affected.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act, or an exemption from the registration requirements is available. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, in the event we conduct any rights offerings in the future, you may be unable to participate in such offerings and may experience dilution in your holdings.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a company incorporated under the laws of the British Virgin Islands. We conduct our operations in China and substantially all of our assets are located in China. In addition, our directors and executive officers, and some of the experts named in this prospectus, reside within China, and most of the assets of these persons are located within China. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the British Virgin Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Since we are a British Virgin Islands company, the rights of our shareholders may be more limited than those of shareholders of a company organized in the United States.

Under the laws of some jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith, and actions by controlling shareholders which are obviously unreasonable may be declared null and void. British Virgin Island law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in some U.S. jurisdictions. In addition, the circumstances in which a shareholder of a British Virgin Islands company may sue the company derivatively, and the procedures and defenses that may be available to the company, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States.

Furthermore, our directors have the power to take certain actions without shareholder approval which would require shareholder approval under the laws of most U.S. jurisdictions. The directors of a British Virgin Islands company, subject in certain cases to court approval but without shareholder approval, may implement a reorganization, merger or consolidation, or the sale of any assets, property, part of the business, or securities of the company. Our ability to amend our memorandum and articles of association without shareholder approval could have the effect of delaying, deterring or preventing a change in control without any further action by our shareholders, including a tender offer to purchase our ordinary shares at a premium over then current market prices.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of April 30, 2008 on an actual basis. All data in the following table is unaudited.

	RMB	USD
	(In thousands)

Indebtedness:
Short-term bank borrowings	959,080	137,266
of which are secured	57,627	8,248
of which are guaranteed	959,080	137,266
Shareholder’s loans	33,908	4,853
of which are secured	—	—
of which are guaranteed	—	—
Total Indebtedness	992,988	142,119
of which are secured	57,627	8,248
of which are guaranteed	959,080	137,266
Shareholders’ Equity:
Ordinary shares, without par value, unlimited shares authorized, 53,065,000 shares issued and outstanding as of April 30, 2008	1,347,532	192,863
Additional paid-in capital	808,526	115,719
Retained earnings	700,868	100,310
Accumulated other comprehensive loss	(33,518)	(4,797)
Total shareholders’ equity	2,823,408	404,095
Total Capitalization and Indebtedness	3,816,396	546,214

The translation of Renminbi into U.S. dollars has been made at RMB6.9870 to $1.00, being the noon buying rate in effect on April 30, 2008 in the City of New York for cable transfers in Renminbi per U.S. dollars as certified for customs purposes by the Federal Reserve Bank of New York. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

THE OFFERING OF CONVERTIBLE NOTES AND WARRANTS

On May 15, 2008, we entered into a Securities Purchase Agreement, or the Agreement, with SoundShore Fund and Cedar Fund, or the Investors, pursuant to which we issued and the Investors purchased an aggregate principal amount of $70,000,000 of our 4.0% senior convertible notes and 1,648,721 ordinary share purchase warrants. The Investors exchanged 6,966,666 ordinary shares that were held by the Investors for $48,348,662 in original principal amount of notes, and purchased $21,651,338 of original principal amount of notes for cash consideration. All shares submitted by the Investors in exchange for the senior convertible notes were cancelled. In addition, our placement agent received 942,127 ordinary share purchase warrants with identical terms to those issued to the Investors. This transaction was closed on the same date as the Agreement.

The following discussion on the material terms of the transaction should be read in conjunction with, and is qualified in its entirety by, the Agreement and the exhibits thereto (each of which was filed as an exhibit to our current report on Form 6-K filed on May 19, 2008).

The material terms and conditions of the senior convertible notes are summarized as follows:

•	the notes are unsecured and mature on May 15, 2011

•	the notes bear interest at a rate of 4.0% per annum, payable in cash in arrears on a calendar semi-annual basis beginning from June 30, 2008

•	the notes are convertible at the holders’ option into our ordinary shares at an initial conversion price of $7.43 per share (which represents a 10% premium to the arithmetic average of the daily volume-weighted average price, or VWAP, of our ordinary shares during the five trading day period ending on the day immediately prior to the date of execution of the Agreement), subject to adjustments as provided for in the notes

•	the conversion price for our ordinary shares is subject to reset if the average of the daily VWAP of our ordinary shares for the five consecutive trading days ending on each three-month anniversary of the issuance date of the notes until maturity, each a “Reset Date,” is less than $6.76. In that event, the conversion price is reset to a price equal to 92.5% of the arithmetic average of the daily VWAP of our ordinary shares for the five trading days ending on the applicable Reset Date. In no event will the conversion price be reset to a price less than $4.05 per share

•	the notes cannot be converted to the extent that after giving effect to such conversion, the holders of the notes (together with their affiliates) would beneficially own in excess of 9.99% of our ordinary shares outstanding immediately after giving effect to the conversion

•	the notes require an automatic re-pricing of the conversion price if we make certain sales of our ordinary shares or ordinary share equivalents to our ordinary shares in a capital-raising transaction at a price below the conversion price

•	the holders of the notes can require us to redeem the notes at any time on or after the 18-month anniversary of the issuance date of the notes in an amount equal to the sum of (a) the outstanding principal of the notes, and (b) the accrued and unpaid interest thereon

•	we are required under the terms of a Registration Rights Agreement entered into concurrently with the Agreement to file with the Commission a registration statement to register the ordinary shares issuable upon the conversion of the notes and the exercise of the warrants to permit the resale of such ordinary shares to the public.

The material terms and conditions of the ordinary share purchase warrants are summarized as follows:

•	each warrant is exercisable to purchase one ordinary share of ours

•	the initial exercise price of each warrant is $8.91 per share, subject to adjustments as provided for in the warrant

•	the warrants are exercisable at any time during a period of five years from the date of issuance of May 15, 2008

•	the warrants contain a “cashless exercise” feature if the registration statement covering the shares underlying the warrants is not available for the resale of the shares upon the exercise of the warrants

•	the warrants contain certain limitations on the exercise thereof in the event that the holder would beneficially own in excess of 9.99% of our ordinary shares outstanding immediately after giving effect to such exercise

•	the warrants require an automatic re-pricing of the exercise price if we make certain sales of our ordinary shares or ordinary share equivalents to our ordinary shares in a capital-raising transaction at a price below the exercise price of the warrants

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are issuable upon conversion and/or redemption of the convertible notes and upon exercise of the warrants. For additional information regarding the issuance of those convertible notes and warrants, see “The Offering of Convertible Notes and Warrants” above. We are registering the ordinary shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the convertible notes and warrants issued pursuant to the Agreement and prior equity purchases with us, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders.

The second column lists the number of ordinary shares beneficially owned by each selling shareholder, based on its ownership of our ordinary shares, the convertible notes, warrants and stock options, as of June 27, 2008, assuming conversion and/or redemption of all convertible notes and exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions, redemptions or exercise.

The third column lists the ordinary shares being offered by this prospectus by the selling shareholders. In accordance with the terms of a registration rights agreement among the Company and the selling shareholders, this prospectus generally covers the resale of at least 130% of (i) the maximum number of ordinary shares issuable upon conversion and/or redemption of the convertible notes as of the trading day immediately preceding the date the registration statement is initially filed with the Commission and (ii) the number of ordinary shares issuable upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is initially filed with the Commission. Because the conversion price of the convertible notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus. Under the terms of the convertible notes and the warrants, a selling shareholder may not convert the convertible notes or exercise the warrants to the extent such conversion, redemption or exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 9.99% of our then outstanding ordinary shares following such conversion, redemption or exercise, excluding for purposes of such determination ordinary shares issuable upon conversion and/or redemption of the convertible notes which have not been converted or redeemed and upon exercise of the warrants that have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The following information sets forth the beneficial ownership of our ordinary shares by each of the selling shareholders as of June 27, 2008 and gives effect to securities deemed outstanding and beneficially owned pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

			Maximum
	Number of		Number of Shares	Number of
	Shares		to be Sold	Shares
	Owned Prior to		Pursuant to	Owned After
Name of Selling Shareholder	Offering		Prospectus	Offering

DKR SoundShore Oasis Holding Fund Ltd.(1)	11,069,986	(2)	14,390,982	—
CEDAR DKR Holding Fund Ltd.(3)	11,069,986	(4)	14,390,982	—
Worldwide Gateway Co. Ltd.(5)	2,142,127		1,224,765	1,200,000

(1)	The investment manager of SoundShore Fund is DKR Oasis Management Company LP, or the Investment Manager. The Investment Manager has the authority to do any and all acts on behalf of SoundShore Fund, including voting any shares held by SoundShore Fund. Mr. Seth Fischer is the managing member of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for the investment decisions of SoundShore Fund. Mr. Fischer disclaims beneficial ownership of the shares.

(2)	Includes 650,722 ordinary shares issubale upon conversion of senior convertible notes and 113,876 ordinary shares issuable upon exercise of warrants held by Cedar Fund.

(3)	The investment manager of Cedar Fund is the Investment Manager. The Investment Manager has the authority to do any and all acts on behalf of the Cedar Fund, including voting any shares held by the Cedar Fund. Mr. Seth Fischer is the managing member of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for the investment decisions of the Cedar Fund. Mr. Fischer disclaims beneficial ownership of the shares.

(4)	Includes 8,770,543 ordinary shares issubale upon conversion of senior convertible notes and 1,534,845 ordinary shares issuable upon exercise of warrants held by SoundShore Fund.

(5)	Consists of 1,200,000 ordinary shares issuable upon exercise of the stock options granted by the Company to Mr. Lai Kui Shing Andy and 942,127 ordinary shares issuable upon exercise of certain warrants. Lai Kui Shing Andy exercises investment and voting control over the shares.

USE OF PROCEEDS

The selling shareholders will receive the net proceeds from the sale of their ordinary shares. We will not receive any proceeds from these sales. We will, however, receive proceeds from the exercise, if any, of the warrants. Each warrant entitles the holder to purchase our ordinary shares at an initial exercise price of $8.91 per share, subject to adjustment. The purchase price is payable in cash. If all of the warrants are exercised for cash at $8.91 per share, we will receive up to $23,084,456.

DETERMINATION OF OFFERING PRICE

The selling shareholders may use this prospectus from time to time to sell their ordinary shares at a price determined by the shareholder selling the ordinary shares. The price at which the ordinary shares is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

PLAN OF DISTRIBUTION

We are registering ordinary shares issuable upon conversion and/or redemption of the convertible notes and upon exercise of the warrants to permit the resale of these ordinary shares by the holders of the convertible notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The selling shareholders may sell all or a portion of the ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the convertible notes, or warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of the ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We will pay all expenses of the registration of the ordinary shares pursuant to the registration rights agreement, estimated not to exceed $85,756 in total, including, without limitation, the Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

We have previously registered our ordinary shares under the Exchange Act by filing a Form 8-A on April 26, 2007.

LEGAL MATTERS

The legal matters as to the United States Federal and New York State law in connection with this offering will be passed upon for us by Shearman & Sterling LLP. The validity of the ordinary shares and certain other legal matters as to the British Virgin Islands law will be passed upon for us by Conyers Dill & Pearman.

EXPERTS

The consolidated financial statements of Qiao Xing Mobile Communication Co., Ltd as of December 31, 2006 and 2007 and for the year ended December 31, 2005, the period from January 1, 2006 through November 30, 2006, the period from November 30, 2006 through December 31, 2006 and the year ended December 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and, upon the authority of said firm as experts in accounting and auditing. The audit report of KPMG contains an explanatory paragraph that states that Xing acquired the remaining 20% equity interest of our company on November 30, 2006, resulting in our company becoming wholly owned by Xing and accordingly, the consolidated financial statements as of December 31, 2006 and 2007 and for the period from November 30, 2006 through December 31, 2006 and the year ended December 31, 2007 reflect the new basis of accounting arising from that transaction, and that upon completion of the Company’s initial public offering in May 2007 and conversation of the senior convertible notes issued by Xing into the Company’s ordinary shares previously held by Xing, the Company ceased to be a wholly-owned subsidiary of Xing.

The offices of KPMG are located at 8/ F, Prince’s Building, 10 Chater Road, Central, Hong Kong.

EXPENSES OF THE OFFERING

The following table sets forth the aggregate expenses to be paid by us in connection with this offering. All amounts shown are estimates, except for the SEC registration fee. We will pay all expenses in connection with the distribution of the ordinary shares being sold by the selling shareholders (including fees and expenses of their counsel), except for the underwriting discount payable by the particular selling shareholder.

SEC Registration Fee	$4,756
Accounting fees and expenses	16,000
Legal fees and expenses(1)	50,000
Printing costs	15,000

Total	85,756

(1)	Excludes legal fees incurred in connection with the offering of the senior convertible notes and warrants.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-3 with the Commission that covers the resale of the ordinary shares offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits for further information with respect to us.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we file reports, including annual reports on Form 20-F, and other information with the Commission. All information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the Commission’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, the rules preventing issuers from making selective disclosures of material information as contained in Regulation FD of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the Commission, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2007 filed with the Commission on June 26, 2008;

•	The “Description of Securities” contained in our Registration Statement on Form 8-A filed on April 26, 2007 pursuant to Section 12(g) of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•	With respect to each offering of ordinary shares under this prospectus, all reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the Commission on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

We will provide you upon written or oral request with copies of any of the documents incorporated by reference, at no charge to you; however, we will not deliver copies of any exhibits to those documents unless the exhibit itself is specifically incorporated by reference. If you would like a copy of any document, please write or call us at:

Qiao Xing Mobile Communication Co., Ltd.
10th Floor CEC Building
6 Zhongguancun South Street
Beijing 100086
People’s Republic of China
Attention: Chief Financial Officer
Telephone: (86-10) 6250-1728
Facsimile: (86-10) 6250-1722

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our second amended and restated memorandum and articles of association, we may indemnify our directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are a party or are threatened to be made a party by reason of their acting as our directors, officers, employees or agents. To be entitled to indemnification, these persons must have acted honestly and in good faith and in the best interest or not opposed to the interest of our company, and they must have had no reasonable cause to believe their conduct was unlawful.

We have entered into indemnification agreements with each of our directors under which we have agreed to indemnify each of them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses (including attorneys’ fees) incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant. Within 20 days after our receipt of a written demand of such director, we will advance funds for the payment of indemnification of these expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.	Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit 3.1	Second Amended and Restated Memorandum of Association of the Registrant*
Exhibit 3.2	Amended and Restated Memorandum of Association of the Registrant*
Exhibit 4.1	Form of 4.0% Senior Convertible Note issued pursuant to the Securities Purchase Agreement dated May 15, 2008**
Exhibit 4.2	Form of Warrant issued pursuant to the Securities Purchase Agreement dated May 15, 2008**
Exhibit 5.1	Opinion of Conyers Dill & Pearman regarding validity of the Shares
Exhibit 10.1	Securities Purchase Agreement dated as of May 15, 2008 covering the sale and exchange of $70,000,000 of our 4.0% senior convertible notes and ordinary share purchase warrants**
Exhibit 10.2	Registration Rights Agreement entered into pursuant to the Securities Purchase Agreement dated as of May 15, 2008**
Exhibit 21.1	List of Significant Subsidiaries of the Company***
Exhibit 23.1	Consent of KPMG, Independent Registered Public Accounting Firm
Exhibit 23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

*	incorporated by reference to the Exhibits to our Registration Statement on Form F-1, SEC File No. 333-142162, declared effective on May 2, 2007.

**	incorporated by reference to the Exhibits to our Report on Form 6-K filed with the Commission on May 19, 2008, SEC File No. 001-33430.

***	incorporated by reference to the Exhibits to our Annual Report on Form 20-F for the fiscal year ended December 31, 2007 filed with the Commission on June 26, 2008.

Item 10.	Undertakings

(a)	Rule 415 Offerings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii ) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the Registration Statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) As a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Filings Incorporating Subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Request for acceleration of effective date.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement on Form F-3 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China, on June 27, 2008.

QIAO XING MOBILE COMMUNICATION CO., LTD.

By:	/s/ ZHI YANG WU
Zhi Yang Wu
Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ZHI YANG WU Zhi Yang Wu	Chairman of the Board of Directors	June 27, 2008

/s/ DAVID LI David Li	Chief Executive Officer (Principal Executive Officer)	June 27, 2008

/s/ KOK SEONG TAN Kok Seong Tan	Chief Financial Officer and Principal Accounting Officer (Principal Financial and Accounting Officer)	June 27, 2008

/s/ RUI LIN WU Rui Lin Wu	Vice Chairman and Director	June 27, 2008

/s/ ZACKY SUN Zacky Sun	Independent Director	June 27, 2008

/s/ XIN ZHANG Xin Zhang	Independent Director	June 27, 2008

/s/ PEI DE LOU Pei De Lou	Independent Director	June 27, 2008

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Under the Securities Act, the undersigned, the duly authorized representative in the United States of Qiao Xing Mobile Communication Co., Ltd. has signed this registration statement in Newark, Delaware, on June 27, 2008.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:     Donald J. Puglisi

Title:	Managing Director,
Puglisi & Associates

Submission file

EXHIBIT INDEX

Exhibit
Number

The following exhibits are filed herewith or incorporated by reference herein:
3.1	Second Amended and Restated Memorandum of Association of the Registrant*
3.2	Amended and Restated Memorandum of Association of the Registrant*
4.1	Form of 4.0% Senior Convertible Note issued pursuant to the Securities Purchase Agreement dated May 15, 2008**
4.2	Form of Warrant issued pursuant to the Securities Purchase Agreement dated May 15, 2008**
5.1	Opinion of Conyers Dill & Pearman regarding validity of the Shares
10.1	Securities Purchase Agreement dated as of May 15, 2008 covering the sale and exchange of $70,000,000 of our 4.0% senior convertible notes and ordinary share purchase warrants**
10.2	Registration Rights Agreement entered into pursuant to the Securities Purchase Agreement dated as of May 15, 2008**
21.1	List of Significant Subsidiaries of the Company***
23.1	Consent of KPMG, Independent Registered Public Accounting Firm
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

*	incorporated by reference to the Exhibits to our Registration Statement on Form F-1, SEC File No. 333-142162, declared effective on May 2, 2007.

**	incorporated by reference to the Exhibits to our Report on Form 6-K filed with the Commission on May 19, 2008, SEC File No. 001-33430.

***	incorporated by reference to the Exhibits to our Annual Report on Form 20-F for the fiscal year ended December 31, 2007 filed with the Commission on June 26, 2008.